Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

May 2, 2017

Northwest Pipe Company Reports Improved First Quarter Results and Announces Conference Call

Quarterly Highlights:

●

Water Transmission gross profit was $1.2 million, or 3.9% of segment net sales, which reflects the Company’s increased focus on margin over volume. This compares to a segment gross margin percentage of negative 19.6% in the year ago quarter

●	Water Transmission sales were $29.7 million, down 24.3% from the previous quarter and up 1.0% from the first quarter of 2016
●

The Company incurred $0.9 million, or $0.6 million net of taxes (using a statutory tax rate), in restructuring expense in the quarter associated with the closure of the Denver, Colorado facility. This facility closure reduced the Company’s Water Transmission production capacity by 20%

●	Net loss per diluted share was $0.40, compared to a net loss per diluted share of $1.00 in the first quarter of 2016
●	Backlog was $77 million as of March 31, 2017, an increase from $66 million as of December 31, 2016.

VANCOUVER, WA – 05/02/2017– Northwest Pipe Company (Nasdaq: NWPX) today announced its financial results for the quarter ended March 31, 2017. The Company will broadcast its first quarter 2017 earnings conference call on Wednesday, May 3, 2017 at 7:00 am PDT.

Because the Company is in the process of exploring the sale of its remaining idle Tubular Products business, the discussion below is focused on the Water Transmission segment. The Company operated its Atchison, Kansas facility at reduced levels from April 2015 to January 2016, at which time the facility was idled to reduce operating expenses until market conditions improve or a sale is completed. All remaining previously manufactured tubular products inventory was sold by the second quarter of 2016.

First Quarter 2017 Results

Water Transmission sales increased 1.0% to $29.7 million in the first quarter of 2017 from $29.4 million in the first quarter of 2016. The increase in net sales was the result of a 130% increase in average selling prices due to improved market conditions and changes in product mix, offset by a 56% reduction in production volume. Water Transmission gross profit was $1.2 million (3.9% of segment net sales) in the first quarter of 2017 compared to a gross loss of $5.8 million (negative 19.6% of segment net sales) in the first quarter of 2016. Water Transmission gross profit increased due to improved pricing as well as our focus on margin over volume.

Net loss for the first quarter of 2017 was $3.9 million or $0.40 per diluted share compared to a net loss of $9.6 million or $1.00 per diluted share for the first quarter of 2016.

As of March 31, 2017, the backlog of orders in the Water Transmission segment was $77 million. This compared to a backlog of $66 million as of December 31, 2016 and $114 million as of March 31, 2016. The Company’s backlog includes confirmed orders, including the balance of projects in process, and projects for which we have been notified as being the successful bidder even though a binding agreement has not been executed.

Outlook

“The bidding environment in most of our regional markets has improved. This, along with our focus on margin over volume, is driving a 17% increase in backlog and stronger margins,” said Scott Montross, President and Chief Executive Officer of the Company. “We anticipate that the second quarter will be slightly better in both revenue and gross profit but we continue to expect that market improvement will be slower than we have seen historically due to an overpopulated supply base. However, the infrastructure and Buy America focus of the new Administration should result in additional near and long term opportunities.”

Conference Call

The Company will hold its first quarter 2017 earnings conference call on Wednesday, May 3, 2017 at 7:00 am PDT. To listen to the live call, visit the Northwest Pipe Company website, www.nwpipe.com, under Investor Relations. For those unable to listen to the live call, the replay will be available approximately one hour after the event and will remain available until Wednesday, May 31, 2017 by dialing 1-800-778-9712 passcode 6301.

About Northwest Pipe Company

Northwest Pipe Company is the largest manufacturer of engineered steel pipe water systems in North America. The Company’s Water Transmission manufacturing facilities are strategically positioned to meet North America's growing needs for water and wastewater infrastructure. The Company serves a wide range of markets and its solution-based products are a good fit for applications including: water transmission, plant piping, tunnels and river crossings. The Company is headquartered in Vancouver, Washington and has manufacturing facilities across the United States and one manufacturing facility in Mexico.

Forward-Looking Statements

Statements in this press release by Scott Montross are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended that are based on current expectations, estimates and projections about our business, management’s beliefs and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by us include changes in demand and market prices for our products, product mix, bidding activity, the timing of customer orders and deliveries, production schedules, the price and availability of raw materials, price and volume of imported product, excess or shortage of production capacity, international trade policy and regulations, the results of our exploration of the sale of our remaining energy tubular products business, including our ability to identify and complete any transactions or other actions as a result of such efforts, our ability to identify and complete internal initiatives and/or acquisitions in order to grow our Water Transmission business and other risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2016 and from time to time in our other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If we do update or correct one or more forward-looking statements, investors and others should not conclude that we will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Non-GAAP Financial Measures

The Company is presenting backlog as well as restructuring expenses net of tax. These non-GAAP measures are provided to better enable investors and others to assess our results and compare them with our competitors. These should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

For more information, visit www.nwpipe.com.

Contact:

Robin Gantt

Senior Vice President, Chief Financial Officer and Corporate Secretary

(360) 397-6325

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NORTHWEST PIPE COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2017	2016

Net sales:
Water Transmission	$29,657	$29,358
Tubular Products	9	4,570
Total net sales	29,666	33,928

Cost of sales:
Water Transmission	28,492	35,108
Tubular Products	394	4,257
Total cost of sales	28,886	39,365

Gross profit (loss):
Water Transmission	1,165	(5,750)
Tubular Products	(385)	313
Total gross profit (loss)	780	(5,437)

Selling, general and administrative expense	3,840	4,599
Restructuring expense	881	-

Operating income (loss)
Water Transmission	(914)	(7,256)
Tubular Products	(430)	104
Corporate	(2,597)	(2,884)
Total operating loss	(3,941)	(10,036)

Other income (expense)	(11)	40
Interest expense	(137)	(119)

Loss before income taxes	(4,089)	(10,115)

Income tax benefit	(221)	(532)

Net loss	$(3,868)	$(9,583)

Basic and diluted loss per share	$(0.40)	$(1.00)

Shares used in per share calculations	9,604	9,572

NORTHWEST PIPE COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	March 31,	December 31,
	2017	2016
Assets:
Cash and cash equivalents	$20,807	$21,829
Trade and other receivables, net	18,616	25,555
Costs and estimated earnings in excess of billings on uncompleted contracts	45,063	43,663
Inventories	16,954	19,037
Other current assets	1,772	2,096
Total current assets	103,212	112,180
Property and equipment, net	116,848	118,101
Other assets	11,054	11,274
Total assets	$231,114	$241,555

Liabilities:
Current portion of capital lease obligations	$288	$325
Accounts payable	3,627	5,267
Accrued liabilities	7,140	10,925
Billings in excess of costs and estimated earnings on uncompleted contracts	940	2,038
Total current liabilities	11,995	18,555
Capital lease obligations, less current portion	539	602
Other long-term liabilities	12,893	13,185
Total liabilities	25,427	32,342

Stockholders' equity	205,687	209,213
Total liabilities and stockholders' equity	$231,114	$241,555